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                                                                      EXHIBIT 99
CONTACTS:

Michael N. Kilpatric  Steven K. Eck     Suzanne C. Shenk      Susan G. Gaffney
News Media            News Media        Investor Relations    Investor Relations
610-408-7294          610-408-7295      610-408-7290          610-408-7292
mkilpatric@ikon.com   seck@ikon.com     sshenk@ikon.com       sgaffney@ikon.com


                   IKON OFFICE SOLUTIONS RECONFIRMS EARNINGS
                               FOR FOURTH QUARTER

     Valley Forge, Pennsylvania--September 26, 1997--IKON Office Solutions (NYSE:IKN) announced today that it plans to release fourth quarter and fiscal 1997 earnings on October 15. The Company said it expects earnings per share from continuing operations, excluding transformation charges, to be within the range of $.33-.36 for the quarter as previously communicated on June 19, 1997.

     IKON Office Solutions (www.ikon.com) is one of the world's leading office technology companies, providing customers with total office solutions from copier and printing systems, computer networking and digital document services to copy center management, technology training and electronic file conversion. With fiscal 1996 revenues of more than $4 billion, IKON has operations in the U.S., Mexico, the United Kingdom, France, Germany, and Denmark.

This news release includes information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information is subject to risks and uncertainties such as those relating to managing an aggressive program to acquire and integrate new companies; conducting activities in a competitive environment; delays, difficulties, management transitions and employment issues associated with IKON's transformation; and general economic conditions. Therefore actual results may differ materially from the forward-looking statements.

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